Exhibit 10.10

AUGMEDIX, INC. (the “Company”)

Non-Employee Director

Election to Receive Shares in Lieu of Cash

To be effective with respect to the payment of Board and Committee fees for the third quarter of 2023, this election must be received by Todd Holvick (todd@augmedix.com, with a copy to jrafferty@mofo.com) by no later than August 11, 2023 (the “Election Date”).

Election to Receive Shares

Pursuant to the terms of the Augmedix, Inc. 2020 Equity Incentive Plan (the “Plan”), I hereby elect to receive all or a portion of my Board and Committee fee payments (“Cash Fees”) in Shares in lieu of cash in accordance with this election. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Retainer Election

I hereby elect to receive _____% of my Cash Fees due to me for the third quarter of 2023 in Shares having an equivalent value.

Type of Shares Issued

Shares issued in lieu of Cash Fees shall be fully vested and unrestricted Shares issued pursuant to the Plan. Notwithstanding the foregoing, if there are not sufficient Shares available under the Plan to pay the Cash Fees in Shares, the Cash Fees will be paid in cash.

Number of Shares

The number of Shares paid shall be determined by dividing the dollar amount of the Cash Fees subject to the election by the Fair Market Value of a Share on the date the Cash Fees would otherwise be payable rounded to the nearest whole Share.

Election Irrevocable

I understand that this election will become irrevocable on the Election Date with respect to Cash Fees payable for the third quarter of 2023.

Duration of Election

Check applicable box (only one):

[__] I understand that this election will continue in effect for Cash Fees related to Board and Committee services performed by me during all future quarterly periods while I am on the Board until I notify the Company by email of the revocation of such election. Any such revocation must be emailed to todd@augmedix.com, with a copy to jrafferty@mofo.com.

OR

[__] I understand that this election will only be effective for Cash Fees related to services performed during the third quarter of 2023. If I do not submit another timely written director stock election for future quarterly periods, 100% of my Cash Fees for services performed during future quarterly periods will be paid in cash.

Withholding

I understand and agree that the Company may take such action as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments made pursuant to the Plan.

Acknowledgement

I acknowledge receipt of a copy of the Plan and acknowledge and agree that this election is made pursuant to the Plan and is subject to all of the terms and conditions thereof.

Signature of Non-Employee Director: ________________________	Date: __________________